SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 10


                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTIONS 12(B) OR (G) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                           LUVOO INT., INC.
       (Exact name of small business issuer as specified in its charter)


          NEVADA                                       20-5153993
(State or other jurisdiction of               (IRS Employer Identification)
 incorporation or organization)

  7209 Foothill Blvd., Tujunga CA                        91042
 (Address of principal offices)                       (Zip Code)



                                  (818)-470-0607
             (Registrant s telephone number, including area code)

          Securities to be registered under Section 12(b) of the Act:
                                     None

          Securities to be registered under Section 12(g) of the Act:
                   Common Stock, par value $0.001 per share
                               (Title of class)


                               Luvoo Int., Inc.

                               Table of Contents


ITEM 1.           DESCRIPTION OF BUSINESS                                     3
ITEM 2.           MANAGEMENT S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION  10
ITEM 3.           PROPERTIES                                                 14
ITEM 4.           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                      MANAGEMENT                                             15
ITEM 5.           DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
                      PERSONS                                                16
ITEM 6.           EXECUTIVE COMPENSATION                                     17
ITEM 7.           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS             23
ITEM 8.           LEGAL PROCEEDINGS                                          23
ITEM 9.           MARKET PRICE OF AND DIVIDENDS ON REGISTRANT S Common
                      EQUITY AND OTHER STOCKHOLDER MATTERS                   23
ITEM 10.          RECENT SALES OF UNREGISTERED SECURITIES                    24
ITEM 11.          DESCRIPTION OF SECURITIES                                  25
ITEM 12.          INDEMNIFICATION OF DIRECTORS AND OFFICERS                  25
ITEM 13.          FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA                26
ITEM 14.          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE                    26
ITEM 15.          FINANCIAL STATEMENTS AND EXHIBITS                          27


ITEM 1.  DESCRIPTION OF BUSINESS

The Company began operations in January of 2004, and immediately challenged pre-existing online dating sites on the World Wide Web by providing its customers with better, more affordable services. By October of the same year, it decided to discontinue its current online dating software and to write a better and more sophisticated one. October of 2005, Lourdes Van Hoek began the development of its current software with the help of Russian programmers overseen by three state of the art U.S. programmers and graphic artists. It immediately filed three Provisional Patents with the United States Patent and Trade Mark Office. The first is for the creation of The Notifier. When downloaded by members, they are able to receive messages from other members via the pop up of a message directly on their PCs without being logged in.

The second Provisional Patent is the Luvoo Dating Cards. Members are able to log in and print their own dating cards. He/She will then pass out his/her dating cards to anyone that is of interest to him/her. The holder of the dating card is then able to log in to Luvoo.com and view the member s profile. If interested they will make contact.

The third is for the verified member. Many members of other dating sites will upload a picture of themselves that might be years older than their current look. A member wanting to be verified will have to follow a few simple procedures to become verified.

Other members viewing the profile will then be assured that the photo of said member is a correct and up to date.

Luvoo has over 4500 members. It won t be long before the membership doubles, triples, quadruples, or even more with the new infrastructure established by Luvoo. Luvoo s Officers, Directors and employees work around the clock to ensure its success.

On May 25, 2007, the Company completed the acquisiton of Wag My Tail, Inc. a California corporation.

The company has three Provisional Patents that it has applied for that are specific to its business model:

1)	The Notifier.  When downloaded by members, they are able to receive messages from other members via the pop up of a message directly on their PCs without being logged in.

2)	Luvoo Dating Cards.  Members are able to log in and print their own dating cards. He/She will then pass out his/her dating cards to anyone that is of interest to him/her. The holder of the dating card is then able to log in to Luvoo.com and view the member s profile. If interested they will make contact.

3)	 Member Verification.  Many members of other dating sites will upload a picture of themselves that might be years older than their current look. A member wanting to be verified will have to follow a few simple procedures to become verified. Other members viewing the profile will then be assured that the photo of said member is a correct and up to date.

4)	 Luvoo has over 4500 members. It won t be long before the membership doubles, triples, quadruples, or even more with the new infrastructure established by Luvoo. Luvoo s Officers, Directors and employees work around the clock to ensure its success.


Wag My Tail, Inc.

The Company is a California corporation organized under the laws of the state of California in 2004 to offer storefront pet grooming, mobile pet grooming, pet grooming franchises, pet grooming school, an online classifieds, and an online dating site for pet lovers.

The Company began operations in September of 2004, and immediately challenged pre-existing pet salons by providing its customers with better, more affordable services. The Company is headquartered in Tujunga, California. The corporate office grooms one hundred plus pets a week.

In January 2005, the company became a registered school with the State of California as a pet grooming school. Registration means we have met certain minimum standards imposed by the state for registered schools on the basis of our written application to the state. Registration does not mean we have met all of the more extensive standards required by the state for schools that are approved to operate or licensed or that the state has verified the information we submitted with our registration form.

Today, the company enjoys certifying up to five students every five weeks. It has gained momentum on search engines such as google.com. For example: If you were to search the keyword, pet grooming school in Los Angeles, wagmytail.com is placed in the second position, and on yahoo.com, keyword, in number one position.

In 2006, the company began its franchise operations and was able to sell two locations one in Mission Viejo, California, the other in Fountain valley, California.

In 2007, the company entered the mobile grooming business. This business is expanding rapidly, and plans are on the way to incorporate the mobile grooming business in the franchise agreement.

May of 2007 the company began its online dating site for pet lovers. The URL is http://www.wagyourtail.com.

The company received its Trade Mark from The United States Patents and Trade Mark Office for its domain name wagmytail.com

The company is profitable and continues to grow.

Future goals-Wag My Tail

The company s main goal is to become the number one household name in the pet grooming industry not just nationally but globally as well.

We have identified and established several specific goals:

To establish sixty regional offices similar to the corporate office in which services will include, grooming, schooling, and franchising.

Each regional office to sell one hundred franchises.

Each regional office to operate mobile grooming services.

To grow its online dating site nationally and globally.

Competition--Wag My Tail

Petco, Petsmart, and many other small pop and mom stores exist today both locally and nationally. It is estimated that the Pet Industry is a Thirty-Three Billions of Dollars a year industry and expanding. It is estimated that nationally there are 4000 pets per groomer.

Nature and extent of corporate facilities:

The Corporations executive, administrative and operating offices are located in a 4,000 square foot facility at 7209 foothill blvd. Tujunga, CA 91042.

Our national toll free number is 1-888-Wag-Mytail.

It is the opinion of management of the corporation that the property is adequate for the time being and it is well covered by insurance

POTENTIAL FOR PRODUCT AND SERVICE LIABILITY

The Companys products and services will be designed to satisfy its customers needs. A failure to satisfy a customer s need or adverse impact on a customer from the Company s products or services could result in a claim for damages against the Company. There can be no assurance that the Company will not be involved in costly and protracted judicial litigation. The successful assertion of one or more large claims against the Company that exceed available insurance policies, such as premium increases, the imposition of large deductibles, or co-insurance requirements, could materially and adversely affect the Company s business, operating results, and financial condition.

EXECUTIVE OFFICERS and DIRECTORS-Wag My Tail


Name							Position

L. Yvonne Vanhoek	                        CEO, Secretary, Director
Susan Mivelaz					Treasurer, Director

EXECUTIVE COMPENSATION-Wag My Tail

Minimal compensation has been received by any of its officers. The executive officers and employees of the Company may earn bonuses depending on the performance of the Company. Directors receive no cash compensation for their services to the Company as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. The Company may,with approval of the Board of Directors, in the future, arrange for and compensate some executive officers as the Company expands.

EMPLOYMENT AGREEMENTS AND STOCK OPTION PLAN-Wag My Tail

The Company has not entered into any employment agreements with its executive officers or other employees to date. The Company may enter into employment agreement with them in the near future. A stock incentive program for the executive officers of the Company will be established pursuant to which treasury stock equal to 20% of the remaining authorized shares of Common Stock of the Company will be reserved for issuance to the officers and employees if certain earning goals are achieved, and as determined by the Compensation Committee of the Board of Directors.

BOARD OF DIRECTORS-Wag My Tail

The Companys Board of Directors presently consists of L. Yvonne Vanhoek and Mivelaz. All employee and consultant compensation, including payroll expenditures, salaries, stock options, stock incentives and bonuses, must be approved by the unanimous consent of the member of the Compensation Committee of the Company s Board of Directors. The Board of Directors will also have an Audit Committee comprised of the same members as the Compensation Committee. The Bylaws of the Company generally provide for majority approval of disinterested directors in order to adopt resolutions, including any borrowings by the Company or the issuance of any additional capital stock.


The Internet

     The Internet has emerged as a global platform that allow millions of people to share information, communicate and conduct business electronically.
The growing adoption of the web represents an enormous opportunity for buyers and vendors to conduct commerce over the Internet.

     The Internet offers for the first time the opportunity to create a compelling global marketplace by offering the benefits of Internet-based commerce.

     As a result, there exists a significant market opportunity for an Internet-based centralized marketplaces that applie the unique attributes of the Internet to buyers.



ITEM 2.   MANAGEMENT S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview:

The Company began operations in January of 2004, and immediately challenged pre-existing online dating sites on the World Wide Web by providing its customers with better, more affordable services. By October of the same year, it decided to discontinue its current online dating software and to write a better and more sophisticated one. October of 2005, Lourdes
Van Hoek began the development of its current software with the help of Russian programmers overseen by three state of the art U.S. programmers and graphic artists. It immediately filed three Provisional Patents with the United States Patent and Trade Mark Office. The first is for the creation of The Notifier. When downloaded by members, they are able to receive messages from other members via the pop up of a message directly on their PCs without being logged in.

The second Provisional Patent is the Luvoo Dating Cards. Members are able to log in and print their own dating cards. He/She will then pass out his/her dating cards to anyone that is of interest to him/her. The holder of the dating card is then able to log in to Luvoo.com and view the member s profile. If interested they will make contact.

The third is for the verified member. Many members of other dating sites will upload a picture of themselves that might be years older than their current look. A member wanting to be verified will have to follow a few simple procedures to become verified.

Other members viewing the profile will then be assured that the photo of said member is a correct and up to date.

Luvoo has over 4500 members. It won t be long before the membership doubles, triples, quadruples, or even more with the new infrastructure established by Luvoo. Luvoo s Officers, Directors and employees work around the clock to ensure its success.


     Luvoo Int., Inc.s financial statements have been prepared assuming that Luvoo will continue as a going concern. Luvoo has generated minimal revenues since its inception and has experienced operating losses which raise substantial doubts about Luvoo ability to continue as a going concern.

                            Selected Financial Data
                            -----------------------

     This schedule contains summary financial information extracted from the Registrant s registration statement on Form 10 and is qualified in its entirety to such registration statement on Form 10.


                                        Six months
                                           ended
                                          June 30,
                                            2007
                                       --------------

Operating revenues                     $    52,277
General and administrative expenses        895,741
Loss from continuing operations            915,645

Loss per share                                  (0.02)
 Total assets                              603,454


     The consolidated financial statements dated June 30, 2007 include the acquisition of Wag My Tail, Inc. Accordingly, the assets of Wag My Tail are included in the total assets at June 30, 2007, however, the loss from continuing operations does not include the losses of Wag My Tail.

Results of Operations

Revenues. Luvoo has recognized revenue in the amount of $54,630 for the six months ended June 30, 2007 compared to $80,175 for the year ended June 30, 2006 and $0 for the year ended June 30, 2005.


Cost of Revenues. Luvoo has recognized $2,353 in cost of revenue for the six months ended June 30, 2007 and $24,846 for the year ende June 30, 2006 and $0 for the year ende June 30, 2005.

     Sales and Marketing Expenses. Costs related to Luvoos sales and marketing efforts, which to date have not been significant, are currently $24,899 for the 6 month period ended June 30, 3007 and $141,539 for the year ended June 30, 2006 and $0 for the year ended June 30, 2005.

     General and Administrative Expenses. Luvoos general and administrative expenses consist primarily of salaries and related costs for general and corporate functions, including finance, accounting, facilities and fees for legal and other professional services. Luvoo general and administrative expenses for the six months ended June 30, 2007 were $895,741 and $83,755 for the year ended June 30, 2006 and $92 for the year ended June 30, 2005.

Liquidity and Capital Resources

     From inception to Febuary 10, 2004, Luvoo had financed its operations partially from private placements. On May 25, 2007, Luvoo acquired 100% of the outstanding stock of Wag My Tail, Inc. On June 30, 2007 Luvoo had $25,868 in cash and cash equivalents.

     On April 1, 2007 Luvoo entered into a facility lease agreement for Luvoo corporate headquarters with minimum lease payments of $3,200 through March, 2010.

    Luvoo believes that its current cash balances together with the net proceeds from revenue will allow Luvoo to fund its operations for at least the next 12 months. However, Luvoo may require substantial working capital to fund its business and it may need to raise additional capital. To the extent that there is a shortfall of financing, Luvoo will be required to modify its business plan and curtail its operations.


Recent Accounting Pronouncements

          In June 1998, the FASB issued SFAS No. 133, Accounting for
Derivatives and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As Luvoo does not currently engage in derivative or hedging activities there will be no impact to Luvoo results of operations, financial position or cash flow upon the adoption of this standard.

          In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, which establishes standards for certain activities of mortgage banking enterprises. SFAS No. 134 is effective for fiscal years beginning after December 15, 1998. The adoption of SFAS No. 134 will not have an impact on Luvoo results of operations, financial position or cash flow.

      Effective for the reporting periods after March 15, 2005, Companies are required to account for the issuance of share-based payments in accordance with Statement of Financial Standard No. 123R. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123R requires companies to value issuance of Common Stock, stock options and stock warrants at fair value upon the completion of services rendered. For public companies, this fair value is arrived at by using an econometric model to take into consideration variability of stock price, tax-free interest rate and time-value of money. The Company has not elected to retroactively apply such accounting principle to the 2004 reporting period. The Company will conform with SFAS 123R in future reporting reports.

     FIN 46(R), Consolidation of Variable Interest Entities, applies at different dates to different types of enterprises and entities, and special provisions apply to enterprises that have fully or partially applied Interpretation 46 prior to issuance of Interpretation 46(R). Application of Interpretation 46 or Interpretation 46(R) is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities Commonly referred to as special-purpose entities for periods ending after March15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to entities other than special-purpose entities and by non-public entities is required at various dates in 2004 and 2005. There is no impact on the Companys financial statements.

      In March2004, the FASB issued SFAS Statement No. 153, Exchanges of Non monetary Assets. The statement is an amendment of APB Opinion No. 29 to eliminate the exception for non monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non monetary assets that do not have commercial substance. The adoption of this standard did not have a material impact on its financial statements.

     In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (SFAS No. 154), which replaced Accounting Principles Board Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principles. It requires retrospective application to prior periods financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after March 15, 2005. The impact on the Companys operations will depend on future accounting pronouncements or changes in accounting principles.

     In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting and disclosure for uncertain tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. This interpretation is effective for fiscal years beginning after March15, 2006. The Company is assessing FIN 48 and has not yet determined the impact that the adoption of FIN 48 will have on its consolidated results of operations or financial condition.

      In September 2006, the FASB issued SFAS No.157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements regarding fair value measurement. Where applicable, this statement simplifies and codifies fair value related guidance previously issued within United States of America generally accepted accounting principles. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company will adopt this pronouncement effective January 1, 2008 and does not anticipate any material impact on its financial condition or results of operations due to the adoption of SFAS No. 157.

ITEM 3.   PROPERTIES



     Luvoo maintains its offices at 7209 Foothill Blvd, Tujunga, CA
91042, pursuant to a three year lease commencing on April 1, 2007. The initial rent is $3,200 per month. Luvoo does not own any real estate. Luvoo believes that it currently has sufficient space to carry on its operations for the foreseeable future.

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information as of April 30, 2007 with respect to the beneficial ownership of the Common Stock of (1) each of our directors, each of our executive officers and all of our executive officers and directors as a group, and (2) each stockholder known by Luvoo to be the beneficial owner of 5% or more of the Common
Stock, and the percentage of Common Stock so owned.

          As used in this table, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable. Each person has sole voting and investment power with respect to the shares of Common Stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of Common Stock, except as otherwise indicated. The address of those individuals for which an address is not otherwise indicated is: 7209 Foothill Blvd, Tujunga, CA 91042.

Beneficial Ownership of Management



Name of Beneficial Owner	Number of Shares	% of Shares

Lourdes Yvonne VanHoek	       80,125,250 Common	   79.39%

TOTAL	                       80,125,250 Common	   79.39%



ITEM 5.   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

          The following table and text sets forth the names and ages of all of Luvoo directors and executive officers as of April 30, 2007. All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the board of directors, and are appointed to serve until the first board of directors meeting following the annual meeting of stockholders.



Name of Individual	Age	Position with Company

Lourdes Y. Van Hoek	41	President, Secretary and Chairman of the Board
Sue Mivelaz 	        46	Treasurer and Director


Lourdes Van Hoek, President, Secretary, Chairperson:   Ms. Van Hoek has
extensive background in financing, business infrastructure, and education. She is approved by the Bureau for Private Post Secondary and Vocational Education BPPVE as the director and head instructor for the Wag My Tail Pet Grooming School. She is approved by the Department of Corporations, State of California as the CEO of the franchise operations of Wag My Tail. She has been a certified tax preparer licensed in the State of California. Among many careers, she was also the Executive Vice President of an online auction company. Lourdes has surrounded herself with top-notch programers and marketing experts to make Luvoo.com a success. She overseas the daily operations of the Company from new developments, to marketing, to legal, financing, and the entire business operations on an ongoing basis.

Sue Mivelaz, Treasurer, Director:   Ms. Mivelaz overseas the entire
bookkeeping and the accounting department of the Company. She has been a certified tax perparer since 1994 in the State of California. She has extensive background in tax law. She has represented many individuals as
well as corporations before the Internal Revenue Service.   Along with her
tax knowledge, Sue has extensive knowledge in the preparation of financial statements for individuals, partnerships, as well as corporations. Sues knowledge will be a great asset to the Company in assuring its financials are well and accurately represented.


ITEM 6.  EXECUTIVE COMPENSATION

The following table sets forth the approximate annual cash remuneration that we will pay our Officers and Directors.

NAME2	                     POSITION	                              SALARY1,3


Lourdes Y. Van Hoek	President, Secretary, Chairman of the Board	$60,000

Sue Mivelaz             Treasurer, Director                             $40,000

Footnotes to Executive Compensation:

1.	Managements base salaries can be increased by our Board of Directors based on the attainment of financial and other performance guidelines set by our management.

2.	Our Board of Director members serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified, unless earlier removed as provided in our Bylaws. Executive Officers serve at the pleasure of the Board of Directors.



Employment Agreements


Luvoo does not currently have any employment agreements with its officers or directors.


Board of Directors

          During the year ended December 31, 2006, no meetings of the Board of Directors were held; all corporate actions were conducted by unanimous written consent of the Board of Directors. Directors may be paid their expenses for attending each meeting of the directors and may be paid a fixed sum for attendance at each meeting of the directors or a stated salary as director. No payment precludes any director from serving Luvoo in any other capacity and being compensated for the service. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings.

Option Grants

     No stock options were granted by Luvoo for the fiscal year ended
2006.

Stock Option Plans

    Luvoo currently does not have any stock option plan.



ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On May 25, 2007 Luvoo acquired 100% of Wag My Tail, Inc. Lourdes Y. Van Hoek, the President of Luvoo was the majority shareholder of Way My Tail, Inc. and continues to be the President of Wag My Tail, Inc.

ITEM 8.  LEGAL PROCEEDINGS

         Luvoo, Int., Inc. is not a party to any pending or threatened legal proceeding.


ITEM 9. MARKET PRICE OF AND DIVIDENDS ON REGISTRANT S Common EQUITY AND OTHER STOCKHOLDER MATTERS

Market Information

         Since February 2004, Luvoo s Common Stock has been traded on the Unsolicited Pink Sheets under the symbol LUVT. Prior to that date, Luvoo Common Stock traded under the symbol EDLL as its name was eDollars, Inc. The trading market is limited and sporadic and should not be deemed to constitute an established trading market. The following table sets forth the high ask and low bid information for each fiscal quarter since Luvoo Common Stock has been quoted on the NASD unsolicited Pink Sheets on September 17, 1998. The bid information was obtained from Bloomberg and FinancialWeb.com and reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. All prices reflect the 1-for-3 forward stock split effective April 15, 1999 and the 1-for-3 reverse stock split effective September 23, 1999.

                                       23

Fiscal Year Ended December 31, 2005             High         Low
- -----------------------------------           ----         ---

Quarter Ended March 31, 2005                   $0.02        $0.02
Quarter Ended June 30, 2005                    $0.02        $0.02
Quarter Ended September 30, 2005               $0.02        $0.00
Quarter Ended December 31, 2005                $0.02        $0.00


Fiscal Year Ended December 31, 2006            High         Low
- ------------------------------------         ----         ---

Quarter Ended March 31, 2006                   $ 0.15       $0.02
Quarter Ended June 30, 2006                    $ 0.25       $0.15
Quarter Ended September 30, 2006               $ 0.25       $0.03
Quarter Ended December 31, 2006                $ 0.40       $0.03

Fiscal Year Ending December 31, 2007
- ------------------------------------

			                       High	    Low
                                               ----         ---
Quarter Ended March 31, 2007                   $ 0.40       $0.09
Quarter Ended June 30, 2007                    $ 0.15       $0.07

         As of June 30, 2007, the number of security holders of record of the Common Stock was 68. As of such date, 100,920,114 shares were outstanding.



ITEM 10  RECENT SALES OF UNREGISTERED SECURITIES

The following is information for all securities that Luvoo sold since inception without registering the securities under the Securities Act.

On February 10, 2004, the Company issued 82,000,000 shares of Common stock to its officers and directors in consideration of pre formation services and intital capital contributuions.

In February and March of 2004, the Company issued 14,000,000 shares of Common Stock pursuant to a 504 offering.

On June 5th, 2006, Luvoo issued 15,000,000 Common shares to Lourdes Van Hoek and 15,000,000 commmon shares to George Tannous in exchage for 100% of the assets of Luvoo, Inc.

On September 22nd, 2006, Luvoo issued 5,000,000 Preferred A shares to Lourdes Van Hoek as part of the exchange agreement with Luvoo, Inc.

In January and February of 2007, Luvoo issued 20,000,000 shares of Common Stock pursuant to a 504 offering.


ITEM 11. DESCRIPTION OF SECURITIES


         Luvoo is authorized by its Articles of Incorporation to issue an aggregate of 500,000,000 shares of Common Stock, par value $.001 per share and 50,000,000 shares of Preferred Stock. The Preferred Stock carries a 4:1 conversion and voting rights. As of May 31, 2007 there were 100,920,114 Common shares issued held by 68 shareholders.

         All shares have equal voting rights. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the Common Stock of Luvoo could, if they chose to do so, elect all of the Directors.

         Upon liquidation, dissolution or winding up of Luvoo, the assets of Luvoo will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of Luvoo and have no right to require
Luvoo to redeem or purchase their shares.

         Holders of Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of Luvoo, out of funds legally available therefor. Luvoo has not paid any cash dividends on its Common Stock, and it is unlikely that any such dividends will be declared in the foreseeable future.


ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As authorized by Section 78.751 of the Nevada General Corporation Law, Luvoo may indemnify its officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in the best interests of Luvoo. If the legal proceeding, however, is by or in the right of Luvoo, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to Luvoo unless a court determines otherwise.

         Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at the request of the corporation as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self insurance programs, guarantees and insurance policies.

         Article 12 provides that no director or officer shall be personally liable to Luvoo or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Article 11 of the bylaws provides that every officer or director of Luvoo will not be liable for damages incurred in connection with his actions as a director or officer to the fullest extent permitted by law.

         Luvoo has been advised that it is the position of the Securities and Exchange Commission (the Commission) that insofar as the provision of Luvoo Articles of Incorporation, as amended, and By-laws may be invoked for liabilities arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Index to Financial Statements on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements

(b)  Exhibits

  Exhibit                     Description
  -------                     -----------

    4      Acquisition Agreement
    1      Articles of Incorporation
    1.2    Certificate of Amendment of Articles of Incorporation
    2      By-laws





                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated Septemver 27, 2007



Luvoo Int., Inc.
a Nevada corporation



/s/ Lourdes Y. Van Hoek
___________________________________
Lourdes Y. Van Hoek,
President, Secretary, CEO



/s/ Sue Mivelaz
___________________________________
Sue Mivelaz
Treasurer, CFO




                          FINANCIAL STATEMENTS

MOORE & ASSOCIATES, CHARTERED
           ACCOUNTANTS AND ADVISORS
		PCAOB REGISTERED


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Luvoo International, Inc.
 (A Development Stage Company)


We have audited the accompanying balance sheet of Luvoo
International, Inc. (A Development Stage Company) as of the six months ended June 30, 2007 and the Years ended
December 31, 2006 and 2005, and the related statements of operations, stockholders equity and cash flows for the six months ended June 30, 2007 and the years ended
December 31, 2006 and 2005. These financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Luvoo International, Inc. (A Development Stage Company) as of the six months ended June 30, 2007 and the years ended December 31, 2006 and 2005 and the results of its operations and its cash flows for the six months ended June 30, 2007 and the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has accumulated deficit of $1,487,935 as of June 30, 2007 and has limited liquidity, and has not completed its efforts to establish a stabilized source of revenues which raises substantial doubt about its ability to continue as a going concern. Managements plans concerning these matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
September 24, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
(702) 253-7499 Fax (702) 253-7501


             LUVOO INTERNATIONAL, INC.
            Consolidated Balance Sheets


ASSETS

				     June 30,		December 31,
				     2007	          2006
                              ----------------------------------------
CURRENT ASSETS
	Cash			$	25,868 		$	 -
	Accounts receivable		17,154 		         -
	Prepaid expenses		47,000 		     7,000
	Other current assets		 1,320 		         -
			      ----------------------------------------
		Total Current Assets	91,342 		     7,000
			      ----------------------------------------
PROPERTY AND EQUIPMENT, net            136,689 		   117,417
			      ----------------------------------------
OTHER ASSETS
	Purchased software	        56,171 		         -
	Goodwill	               319,252 		         -
			      ----------------------------------------
	Total Other Assets		375,423 		 -
			      ---------------------------------------
	TOTAL ASSETS	        $	603,454 	$  124,417
			      =======================================

LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)

CURRENT LIABILITIES
	Accounts payable and
           accrued expenses	$	 37,509	        $   10,130
	Related party payables		668,606		   380,271
			     ----------------------------------------
	Total Current Liabilities	706,115		   390,401

NON-CURRENT LIABILITIES			      - 		 -
			     ----------------------------------------
	TOTAL LIABILITIES		706,115            390,401
			     ----------------------------------------
STOCKHOLDERS EQUITY (DEFICIT)
	Preferred stock, $0.001 par
         value, 50,000,000 shares
         authorized, no shares issued
         and outstanding		      - 		 -
	Common stock, $0.001 par
         value, 500,000,000 shares
         authorized, 108,822,514
         and  920,114 shares issued 	108,822 	       920
	and outstanding,respectively
	Additional paid in capital    1,276,452 	   305,330
	Deficit accumulated during
         the development stage	     (1,487,935)	  (572,234)
			    -----------------------------------------
		Total Stockholders
                  Equity (Deficit)     (102,661)	  (265,984)
TOTAL LIABILITIES AND	    -----------------------------------------
STOCKHOLDERS EQUITY (DEFICIT)	$	603,454 	$  124,417
			    =========================================




The accompanying notes are an integral part of these financial statements.
                         4

                 LUVOO INTERNATIONAL, INC.
              Consolidated Statements of Operations



				For the		  For the	For the
				Six Months Ended Year Ended   Year Ended
				June 30,	  June 30,	June 30,
				2007		   2006		 2005
			--------------------------------------------------
SALES				$ 54,630 	$  80,175 	$       -

COST OF SALES			   2,353 	   24,846 	        -
			--------------------------------------------------
	GROSS PROFIT		  52,277           55,329 	        -
			--------------------------------------------------
EXPENSES

   Advertising 			  24,899	  141,539		-
   Research and development	  19,753	   51,130               -
   Depreciation			  27,529	   54,763	   54,554
   General and administrative	 895,741	   83,755	       92
			--------------------------------------------------
	Total Expenses		 967,922          331,187          54,646
			--------------------------------------------------
LOSS FROM OPERATIONS		(915,645)        (275,858)        (54,646)
			--------------------------------------------------
OTHER INCOME (EXPENSES)

	Interest expense	      56 		3 		-
			--------------------------------------------------
		Net Loss     $  (915,701)      $ (275,861)	$ (54,646)
			==================================================
PER SHARE DATA:

   Basic loss per Common
     share		     $	   (0.02)      $    (0.30)	$   (0.06)
			===================================================
   Weighted average number of
    Common shares outstanding  54,871,314 	   920,114 	   920,114
			===================================================




The accompanying notes are an integral part of these financial statements.
                     5


                        LUVOO INTERNATIONAL, INC.
           Consolidated Statements of Stockholders Equity

									Deficit
							             Accumulated
							Additional	During
		                       Common Stock	Paid-In	     Development
 		                     Shares	 Amount	Capital		Stage
				------------   -------- ----------   ------------
Balance January 1, 2005		 920,114       $    920 $  305,330   $  (241,727)

Net loss for the year
  ended December 31, 2005	       - 	      - 	 - 	 (54,646)
				------------   --------	----------   ------------
Balance, December 31, 2005	 920,114 	    920    305,330	(296,373)

Net loss for the year
  ended December 31, 2006	       - 	      -          - 	(275,861)
				-----------    --------- ---------   ------------
Balance, December 31, 2006	 920,114 	    920    305,330	(572,234)

Common shares issued for
  cash at $0.01 per share     20,000,000 	 20,000    180,000 	       -

Common shares issued for
  services at $0.01 per share 80,000,000 	 80,000    720,000 	       -

Common shares issued for
  subsidiary at $0.01 per
   share	               7,902,400          7,902     71,122 	       -

Net loss for the six months
  ended June 30, 2007		       - 	      - 	 -	(915,701)
			     --------------   ----------   ---------   ----------
Balance, June 30, 2007	     108,822,514 	$108,822 $1,276,452  $ (1,487,935)
			     ==============   ==========  ==========  ============





The accompanying notes are an integral part of these financial statements.
                 6


                  LUVOO INTERNATIONAL, INC.
               Consolidated Statements of Cash Flows

				                    For the Six		For the Year	For the Year
				                    Months Ended	Ended		Ended
				                    June 30,		December 31,	December 31,
				                    2007		2006		2005
                                                   -----------         ------------     ------------
CASH FLOWS FROM OPERATING
ACTIVITIES

 	Net loss			          $ (915,701)	       $ (275,861)	$ (54,646)
	Adjustments to reconcile net loss to cash
	  used in operating activities:
	  Depreciation				      27,529 		   54,763 	   54,554
	  Common stock issued for services	     800,000 		        - 		-
	Change in operating assets and liabilities:
	  Change in accounts payable and
	     accrued expenses			    (305,659)		    3,131 		-
						   ------------------------------------------------
		Net Cash Used in Operating
                    Activities			    (393,831)		 (217,967)	      (92)

CASH FLOWS FROM INVESTING
 ACTIVITIES

	Purchase of technology			     (56,171)		        - 	   	-
	Purchase of property and equipment           (12,465)		   (8,519)		-
						   -----------------------------------------------
		Net Cash Used In Operating
                    Activities			     (68,636)		   (8,519)		-
						   -----------------------------------------------
CASH FLOWS FROM FINANCING
  ACTIVITIES

	Loans from related parties		     288,335 		  206,271 	   20,000
	Common stock issued for cash		     200,000 		        - 		-
						   -----------------------------------------------
		Net Cash Provided By
                   Financing Activities		     488,335 		  206,271 	   20,000
						   -----------------------------------------------

INCREASE (DECREASE) IN CASH			      25,868 	 	  (20,215)	   19,908

CASH AT BEGINNING OF PERIOD				   - 	 	   20,215 	      307
						   -----------------------------------------------
CASH AT END OF PERIOD				$     25,868 	     $	        - 	$  20,215
						   ===============================================
SUPPLEMENTAL CASH FLOW INFORMATION:
	Cash Paid For:
		Interest 		        $	  56 	     $ 	        3 	$       -
		Income Taxes			           - 		        - 		-
	Non Cash Financing Activities:
		Common stock issued for
                     subsidiary		        $     79,024 	      $	        - 	$       -

The accompanying notes are an integral part of these financial statements.
                            7

                    LUVOO INTERNATIONAL, INC.

         NOTES TO FINANCIAL STATEMENTS ENDING JUNE 30, 2007 AND
                 DECEMBER 31, 2006 and 2005

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Business activity and industry The Company is a Nevada corporation organized in January of 2004 to offer on-line dating services to subscribers world wide.

Cash and cash equivalents For purposes of the statement of cash flows, the Company considered all highly liquid debt instruments, including short-term treasury bills with a maturity of three months or less, to be cash equivalents.

Fixed assets Fixed assets are carried at cost. Depreciation is computed using the straight-line method over estimated useful lives of the cost and related accumulated depreciation is removed from the accounts, and of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized and the cost recovered through depreciation methods.

Organization costs The organization costs incurred in the capitalization and start up of the operation were expensed.

Advertising The Company expenses advertising costs in the period in which they are incurred.

Research and development The Company expenses research and development costs in the period in which they are incurred.

Income taxes Deferred income taxes are provided for differences between reporting for financial statement and tax purposes arising from the method of accounting for California franchise taxes, depreciation, and bad debt expenses. Net operating losses are carried forward to future years in accordance with IRS and Franchise Tax regulations. A provision for income taxes is shown on the income statement when the corporation incurs a tax liability.

Stock-based compensation. The Company adopted SFAS No. 123-R effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1,2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123-R.


LUVOO INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS ENDING JUNE 30, 2007 AND
DECEMBER 31, 2006 and 2005

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basic (Loss) per Common Share Basic (loss) per share is calculated by dividing the Companys net loss applicable to Common shareholders by the weighted average number of Common shares during the period. Diluted earnings per share is calculated by dividing the Companys net income available to Common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such Common stock equivalents outstanding as of June 30, 2007 and D ecember 31, 2006 and 2005.

Use of Estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

2. CAPITALIZATION
The Company has authorized 500 million shares of stock at a par value of $.001. The Company completed a 100 to 1 reverse split of its Common stock effective as of the close of business on October 20, 2006. This has resulted in 920,114 shares of Common stock outstanding at a par value of $.001.

The Company has also authorized 50 million shares of Preferred stock at a par value of $.001 of which 20,000,000 shares were outstanding and converted into 80,000,000 shares of the companys Common shares of stock in January of 2007.

During 2007 the Company completed a 504 offering of which 20,000,000 shares of Common stock were issued for $200,000.

3. ACQUISITION
On May 25, 2007 the Company acquired Wag My Tail, Inc. (WMT) a California corporation for 7,902,400 shares of Common stock valued at $0.01 per share. The acquisition was accounted for as a purchase. The Company recorded goodwill of $319,252 in the purchase of WMT.




                LUVOO INTERNATIONAL, INC.

           NOTES TO FINANCIAL STATEMENTS ENDING JUNE 30, 2007 AND
                DECEMBER 31, 2006 and 2005

4. PRINCIPLES OF CONSOLIDATION
The Company consolidated financial statements items include the operations of luvoo.com for the six months ended June 30, 2007 and the years ended December 31, 2006 and 2005 and it wholly owned subsidiary Wag My Tail Inc. from May 25, 2007 to June 30, 2007.

5. NOTES PAYABLE
Notes payable to consist of the following:
Notes payable, interest only at 6.0 percent per annum, with a balloon payment of the balance on December 31, 2009.

6. PROPERTY AND EQUIPMENT
The components of Property and Equipment as of June 30, 2007 are as follows:

Software			$	            6,000
Computer Equipment		                  275,040
Office Equipment			            2,519
Automobiles				            6,180
Office Furniture                                   13,909
Leasehold Improvements                             20,695
                                                _________
                                                  324,343
Accumulated Depreciation                         (187,654 )
                                                _________
Net Property and Equipment     $                  136,689
                                                =========
7. INTANGIBLE ASSETS
The Company has purchased software to be used in its inter net dating service. The cost of the software will be amortized over its estimated useful life on 5 years beginning on July 1, 2007.

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

                   LUVOO INTERNATIONAL, INC.

          NOTES TO FINANCIAL STATEMENTS ENDING JUNE 30, 2007 AND
                   DECEMBER 31, 2006 and 2005

8. RECENT ACCOUNTING PRONOUNCEMENTS
In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles
(GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a significant effect on its financial position or results of operation.

In June 2006, the Financial Accounting Standards Board  issued
FASB Interpretation No. 48, Accounting for Uncertainty in Income
Taxes an interpretation of FASB Statement No. 109, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on its financial reporting, and the Company is currently evaluating the impact, if any, the adoption of FIN 48 will have on its disclosure requirements.

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets an amendment of FASB Statement No. 140. This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicers financial assets that meets the requirements for sale accounting; a transfer of the servicers financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement


                          LUVOO INTERNATIONAL, INC.

            NOTES TO FINANCIAL STATEMENTS ENDING JUNE 30, 2007 AND
                          DECEMBER 31, 2006 and 2005

8. RECENT ACCOUNTING PRONOUNCEMENTS (Continued) further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entitys exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entitys fiscal year. Management believes the adoption of this statement will have no immediate impact on the Companys financial condition or results of operations.

9. INCOME TAXES
The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 Requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Companys predecessor operated as entity exempt from Federal and State income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate to net loss before provision for income taxes for the following reasons:


                                        June 30,     December 31,
                                         2007            2006  .
                                        _________________________
Income tax expense at statutory rate	$ 311,338     $   93,792
	Common stock issued for services (272,000)          (-0-)
	Valuation allowance	          (39,338)       (93,792)
	                               _________________________
	Income tax expense per books	$      -0-    $       -0-
                                       =============  ===========

                       LUVOO INTERNATIONAL, INC.

           NOTES TO FINANCIAL STATEMENTS ENDING JUNE 30, 2007 AND
                     DECEMBER 31, 2006 and 2005

9. INCOME TAXES (Continued)

Net deferred tax assets consist of the following components as of:

				     June 30,     December 31,
                                        2007             2006
                                     __________________________
NOL Carryover 			$    213,073        $  173,735
Valuation allowance		    (213,073)         (173,735)
                                     _________        __________
Net deferred tax asset		$         -0-       $       -0-
                                     =========        ==========

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

10. COMMITMENTS
The Company leases a 2,700 square facility for $2,700 per month. The term of the lease is for five years.

11. GOING CONCERN
The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern. However, the Company has accumulated deficit of $1,487,935 as of June 30, 2007. The Company currently has limited liquidity, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of managements efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern